Exhibit 10.2

SEPARATION AND CONSULTING AGREEMENT

This Separation and Consulting Agreement (the “Agreement”), between Otelco Inc. (the “Company”) and Robert J. Souza (“Executive”) dated as of December 19, 2019, shall set forth the terms and conditions of Executive’s voluntary retirement as (i) Chief Executive Officer (“CEO”) of the Company, (ii) all other positions held in the Company or any of its subsidiaries, and (iii) a member of the board of directors of the Company (collectively, the “Positions”), and his continued consulting services to the Company following retirement.

1.                  Retirement. Upon Executive’s retirement from the Positions effective December 31, 2019, all outstanding unvested equity grants issued to Executive will become 100% vested. For purposes of this Agreement, “retirement” shall be a “Separation from Service” under Internal Revenue Code Section 409A and the regulations thereunder. Executive shall no longer be an employee of the Company for any purposes after December 31, 2019, and he shall be entitled to no further payments or benefits except (i) as set forth herein and (ii) in connection with any bonus payments earned in 2019 and payable in 2020.

2.                  Consulting Agreement/Continuation of Obligations. Effective January 1, 2020, Executive will provide consulting services to the Company in order to transition the responsibilities of CEO and maintain continuity of management. This engagement will continue for a period of twelve (12) months, anticipated to conclude on December 31, 2020. Executive responsibilities will include being available as needed to senior management and the Board of Directors and attendance at Board meetings as requested. Executive’s time commitment under this Agreement will not exceed 20 percent of Executive’s current time commitment as CEO.

Executive’s fee for these services during the engagement will be $350,000.00, which will be paid in four equal quarterly installments, with the first $87,500.00 installment to be paid beginning on or about the payroll date immediately preceding March 30, 2020, and continuing through December 31, 2020, payable in accordance with the Company’s regular accounts payable policies. Any travel and other expenses related to attendance at Board meetings will be reimbursed in accordance with the Company’s travel and expense policies. In addition to the above, the Company will transfer to Executive ownership of his current company vehicle.

Executive remains bound by his obligations in Sections 6, 7, 8, 9 and 10 of his existing “Third Amended and Restated Employment Agreement,” dated December 10, 2014 and nothing herein affects those obligations in any manner.

The compensation paid hereunder shall constitute “net earnings from self-employment,” as that term is defined in § 1402 of the Internal Revenue Code. Accordingly, the Company shall not pay or withhold from the compensation referenced in this Agreement any federal or state income, FICA, FUTA or other taxes. Executive shall prepare and file such federal and state income and other tax returns as may be required to be prepared and filed and shall pay such federal and state income, self-employment and other taxes as may be required under applicable laws.

3.                  Independent Contractor. In the performance of this Agreement, both Executive and the Company will be acting in their own separate capacities and not as agents, employees, partners, joint venturers or associates of one another. It is expressly understood and agreed that Executive is an independent contractor of the Company in all manner and respects.

Executive shall not be subject to the Company’s personnel policies and procedures. Upon separation from employment, Executive also shall not be eligible to receive any further employee benefit accruals or participate as an active employee in any employee benefit plan sponsored by the Company, including, but not limited to, any retirement plan, insurance program, disability plan, medical benefits plan or any other fringe benefit program sponsored and maintained by the Company for its employees, except as allowed by COBRA.

4.                  Section 409A. The compensation payable under this Agreement is intended to be exempt from Section 409A of the Internal Revenue Code of 1986, as amended, pursuant to the short-term deferral exemption of Treasury Regulation Section 1.409A-1(b)(4). This Agreement shall be interpreted and administered in accordance with such intent. The Company makes no representation that any or all of the payments described in this Agreement will be exempt from or comply with Section 409A, and Executive agrees to pay all taxes and similar governmental charges imposed on him by reason of payments made under this Agreement, including any related interest or penalty.

5.                  Governing Law, Jurisdiction, and Forum. Executive and the Company agree that this Agreement will be governed by the laws of the State of New York without regard to conflicts of law principles. The parties further agree that any and all legal actions or proceedings brought to interpret or enforce this Agreement or in any other way arising out of or in relation to this Agreement shall be brought exclusively in the state or federal courts in and/or for New York County, New York.

6.                  Entire Agreement. This Agreement contains the entire understanding between Executive and the Company with respect to the subject matter of this Agreement. This Agreement may not be modified, altered, or amended except by an instrument in writing, signed by Executive and an authorized officer of the Company.

7.                  Counterparts. This Agreement may be signed in single or separate counterparts, and on facsimile reproductions, each of which shall constitute an original.

OTELCO INC.		Robert J. Souza

/s/ Richard A. Clark		/s/ Robert J. Souza
President & Chief Operating Officer
Dated:	December 19, 2019	Dated:	December 19, 2019

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